Exhibit 99.1

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

RBC Bearings Appoints Joseph Salamunovich as General Counsel and Secretary

Oxford, CT - Tuesday, October 30, 2018 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today announced the appointment of Joseph Salamunovich as General Counsel and Secretary.

Joseph Salamunovich will assume the General Counsel and Secretary role effective today. Prior to joining RBC Bearings, Joseph was a partner at Strategic Law Partners. Prior to this, he spent five years at GENCO Product Lifecycle Logistics as General Counsel and Secretary and thirteen years at ATC Technology Corporation as General Counsel and Secretary. Joseph started his career at Gibson, Dunn & Crutcher, LLP in 1986. Joseph has a Bachelor of Arts degree in History, magna cum laude, from Loyola Marymount University and a Juris Doctor, cum laude, from Loyola Law School. During law school, Joseph served as an extern for Justice Cruz Reynoso of the California State Supreme Court. Joseph is a member of the California Bar.

Dr. Michael Hartnett, Chairman and Chief Executive Officer said, “I congratulate Joseph on joining the team. Joseph has over 32 years of experience in public and private company law and private practice and I am confident he will be a great General Counsel for RBC Bearings.”

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

Contacts

RBC Bearings

Ernie Hawkins

203-267-5010

ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

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